Exhibit 11

                            CORDIS CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE
       Three Months and Six Months Ended December 31, 1994 and 1993
                                (Unaudited)
              (Dollars in thousands except per share amounts)

                                    Three Months            Six Months
                                  1994        1993        1994       1993

Income before cumulative
  effect of accounting
  change                       $12,982     $ 9,134      $24,615   $17,857
Cumulative effect of
  accounting change                  -           -            -    10,115

Net income                     $12,982     $ 9,134      $24,615   $27,972

Common shares (000):

PRIMARY
Weighted average common
  shares outstanding            16,109      15,950       16,069    15,943

Equivalent shares from
  outstanding options (1)          590         603          552       523

Total                           16,699      16,553       16,621    16,466

FULLY DILUTED
Weighted average common
  shares outstanding            16,109      15,950       16,069    15,943

Equivalent shares from
  outstanding options (1)          610         687          593       565

Total                           16,719      16,637       16,662    16,508

Earnings per share:

PRIMARY
Income before cumulative
  effect of accounting
  change                       $   .78     $   .55      $  1.48   $  1.09
Cumulative effect of
  accounting change                  -           -            -       .61

Net income                     $   .78     $   .55      $  1.48   $  1.70

FULLY DILUTED
Income before cumulative
  effect of accounting
  change                       $   .78     $   .55      $  1.48   $  1.08
Cumulative effect of
  accounting change                  -           -            -       .61

Net income                     $   .78     $   .55      $  1.48   $  1.69


(1) Computed using the treasury stock method based on the average price during the periods for primary earnings per share and the higher of the average price during the periods or the end of period closing price for fully diluted earnings per share.

NOTE: The fully diluted calculation is submitted in accordance with Regulation
      S-K item 601(b) (11) although not required by Accounting Principles Board Opinion No.15 because it results in a dilution of less than 3%.